UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2007

FLUID MEDIA NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52118	26-0140268
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5813-A Uplander Way Culver City, California		90230
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 665-9878

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On September 7, 2007, the Company entered into an amendment to a previously executed non-binding term sheet (the amendment, together with such term sheet, collectively, “Term Sheet”) to acquire all of the issued and outstanding securities of Trusonic Inc., a Delaware corporation (“Trusonic”), for a purchase price of $6 million, consisting of $4 million in cash and $2 million in a promissory note.  Upon execution of the Term Sheet, the Company deposited $500,000 into an escrow account which serves as an initial deposit on the purchase price or as liquidated damages in the event that the transaction is not consummated for any reason other than the fault of Trusonic or as a result of undisclosed financial liabilities.  Trusonic also agreed, until October 19, 2007, not to initiate, encourage or solicit other offers from third parties that would result in the possible merger, acquisition, or reorganization involving its securities or assets.  In addition to the usual and customary closing conditions, the closing of the purchase transaction is conditioned upon the Company entering into employment or consulting agreements with certain Trusonic personnel and the results of due diligence.  Upon the consummation of the contemplated purchase transaction, Trusonic will become a wholly owned subsidiary of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLUID MEDIA NETWORKS, INC.

/s/ Justin F. Beckett
Date: September 13, 2007	Justin F. Beckett President, Chief Executive Officer and Interim Chief Financial Officer